UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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CAVALIER HOMES, INC.
(Name of Registrant as Specified in Its Charter)

LEGACY HOUSING, LTD.
GPLH, LC
SHIPLEY BROTHERS, LTD.
K-SHIPLEY, LLC
D-SHIPLEY, LLC
B-SHIPLEY, LLC
FEDERAL INVESTORS SERVICING, LTD
FEDERAL INVESTORS MANAGEMENT, L.C.
KENNETH E. SHIPLEY
CURTIS D. HODGSON
DOUGLAS M. SHIPLEY
BILLY G. SHIPLEY
MICHAEL R. O’CONNOR

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On April 8, 2009, the members of the Cavalier Homes Committee for Change (the “Committee”), including Legacy Housing, LTD., made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the 2009 annual meeting of stockholders of Cavalier Homes, Inc.  The Committee urges stockholders to read the proxy statement because it contains important information.

Item 1:  On May 4, 2009, the Committee issued the following press release:

FOR IMMEDIATE RELEASE

THE CAVALIER HOMES COMMITTEE FOR CHANGE SENDS SECOND LETTER TO STOCKHOLDERS

Urges Stockholders to Vote FOR the Committee’s Nominees on the GOLD Proxy Card

FORT WORTH, TEXAS, May 4, 2009 – The members of the Cavalier Homes Committee for Change (the “Committee”) announced today that it has sent a second letter to the stockholders of Cavalier Homes, Inc. (the “Company”) (NYSE Alternext US: CAV) urging stockholders to elect its three highly qualified and experienced director nominees, Michael R. O'Connor, Kenneth E. Shipley, and Curtis D. Hodgson, at the Company's 2009 annual meeting of stockholders scheduled to be held on May 19, 2009.  The members of the Committee beneficially own an aggregate of 1,694,892 shares of common stock of the Company, representing approximately 9.6% of the outstanding shares of the Company’s common stock.

The full text of the letter follows:

May 4, 2009

VOTE THE GOLD PROXY CARD FOR CHANGE YOU CAN BELIEVE IN!

Dear Fellow Stockholders:

As significant stockholders of Cavalier Homes, Inc. (“Cavalier” or the “Company”) (NYSE Alternext US: CAV), we are deeply concerned that the Company’s current Board has no real plan to rebuild value at Cavalier.  The members of the Cavalier Homes Committee for Change (the “Committee”) own approximately 9.6% of the outstanding shares of the Company and have a direct interest in maximizing the value of Cavalier’s shares. We are therefore seeking your support to elect our slate of director nominees, Michael R. O'Connor, Kenneth E. Shipley, and Curtis D. Hodgson, at the Company’s 2009 annual meeting of stockholders, scheduled to be held on May 19, 2009, to make the changes necessary to restore profitability.   The Committee urges stockholders to vote FOR the Committee’s highly experienced and qualified director nominees on the GOLD proxy card.

On April 29, 2009, the current Board, at the Company’s expense, sent another letter to stockholders claiming they have been “proactive” in their response to market conditions.  We do not believe they have.  Their letter would have stockholders believe that our nominees have been “fast and loose” with the facts.  We would like to set the record clear.  Here are the undeniable facts.

FACT:  Cavalier recently reported in its latest quarterly report that its first quarter market share in Cavalier’s “core” 11 states decreased from 10.0% to 8.8%, despite the fact that the number of companies operating in this market has significantly decreased.  Patriot and Fleetwood have each gone bankrupt, Palm Harbor closed its North Carolina plant and General Homes closed its Georgia facility.   With the decrease in the number of companies serving this core market, we question which manufacturers have picked up this market share: Horton Homes? Clayton Homes? River Birch Homes?  We believe Cavalier clearly has not.

FACT:  Industry-wide shipments of manufactured homes to Cavalier’s core states (excluding the partial states of Florida, Missouri, and Oklahoma) were down only 16% from 2006 to 2008, but Cavalier's shipments to these core states were down 26% during the same period!  In 2009, while industry statistics show January's shipments down by 33% in these core states, Cavalier's first quarter revenues were down a whopping 60%!   As the numbers show, in Cavalier’s core states, their market share is rapidly eroding.  We believe cost cutting, without a real plan for revenue growth, will simply result in more pain for stockholders.  Instead of “weather[ing] the storm,” by liquidating asset after asset after asset to maintain the appearance of profitability, we believe the Board needs a serious business plan to either improve revenue or regain market share.

FACT:  Cavalier states in their letter (inclusive of grammatical error) “Has worked to provided wholesale floor plan financing."  We ask the Board to explain what they have accomplished, since their latest quarterly report merely states, “We continue to explore alternatives to the current crisis in wholesale floor plan lending for our independent dealers to enable them to purchase our products.” Is this what they mean by “proactive”?  It’s already May 2009 and we believe the Board has yet to produce a wholesale financing plan, other than to say they intend to use cash in the future to provide financing.  We have been encouraging the Board to develop a wholesale floor plan program since May 2008!  And again in June 2008!  And again in November 2008!  GE, Textron and 21st Mortgage all announced last year that they would no longer provide floor plan financing to Cavalier's retailers, yet the self-described “proactive” Board has still failed to act.

FACT:  Cavalier “divested” its retail financing business by selling CIS.  The Board states in its letter that they left this business “…because it eliminated the risk in Cavalier’s retail finance business, freed up capital and allowed management to focus on the Company’s core manufacturing operations.”  Was the Board unaware of the fact that a government program had already been announced to reduce the risk in the retail finance business (Subtitle B of Title II of the Housing and Economic Recovery Act of 2008; Public Law 110-289, "The FHA Manufactured Housing Loan Modernization Act of 2008," approved July 30, 2008)?

FACT:  Cavalier’s revenues in the first quarter of 2009 are down 60% from the first quarter last year, while SG&A expenses only decreased 27%!  The Company appears to applaud itself for improving its gross margins; however, according to their first quarter earnings conference call held on April 24, 2009, gross margins (excluding certain items) were approximately just 17%, which included a 2.5% decrease in the cost of raw materials.  We believe the conference call revelations leave little doubt that the Company is actually suffering significant losses from continuing to operate a single line of business – manufacturing.  In fact, Cavalier’s five remaining manufacturing plants are operating at only 27% capacity, a level which we believe will produce sizeable operating losses.

FACT:  In the Board’s recent letter to stockholders they do not dispute the Committee’s statement that bonuses may be paid under the current compensation plan despite declines in market share and an extreme decline in revenue.  They do not dispute that Barry Donnell has received over $7.0 million dollars in compensation from the Company.  They do not dispute that they continue to use a skybox for Alabama football games as (in their words) a “sales tool.”   They cannot dispute that they chartered a private jet last August (and paid two lawyers to accompany them) as they flew from Alabama to Georgia to North Carolina, to announce the termination of David Roberson, the former Chief Executive Officer of the Company.  With the Company’s revenue stream in a freefall, we question whether these extravagant expenses are worthwhile for stockholders.

FACT:  The Board claims Legacy and Cavalier are “direct” competitors of the Company.  Do not be fooled.  National companies such as Fleetwood, Champion, Palm Harbor, Clayton, Patriot, Southern Energy and previously, Oakwood, Tidwell and Cavalier, have all maintained manufacturing facilities in both Texas and the southeast, separately serving the different markets.  Texas manufacturers simply do not directly compete with southeastern manufacturers.  The transportation costs and regulations simply make the cost of competition prohibitive.

In our opinion, over the last ten years, this self-proclaimed “proactive” Board has overseen the dwindling of Cavalier's independent dealer base, massive declines in quarterly revenues by approximately 85%, cumulative losses mounting to over $75 million, and the disintegration of total assets from approximately $244 million to $76 million.

We are seeking minority representation on the Board to protect our investment and the investment of all stockholders in the Company.  Our nominees understand and take seriously their fiduciary duty to Cavalier and will always put the interests of stockholders first!  Our Committee’s plan for restoring profitability to the Company includes, among other things, taking real steps to expand into retail and wholesale floor plan financing and rebuilding the Company’s brand names.  As significant investors, our highly-qualified nominees would exercise their fiduciary responsibility to act in the best interests of all stockholders to maximize stockholder value.

The Committee urges all stockholders to vote the GOLD proxy card to elect its three Nominees.  Collectively, the Nominees have over 100 years of experience in the manufactured home industry and have the incentive and commitment as large investors to restore value to the Company.  Vote for change on the GOLD consent card – Today!

YOUR SUPPORT on the enclosed GOLD proxy will make a difference!

Feel free to call us any time.

/s/ Curt Hodgson	/s/ Kenny Shipley	/s/ Mike O'Connor
Curt Hodgson	Kenny Shipley	Mike O'Connor
972-333-0216	806-894-7212	505-328-7744

To elect the Committee’s nominees, we urge all stockholders to sign and return the GOLD Proxy whether or not you have already returned a white proxy sent to you by the Company.

The Committee urges all stockholders not to sign or return any white proxy sent to you by the Company.

Instead, the Committee recommends that you use the GOLD Proxy and vote by mail or if you own your shares through a bank or a broker, you may vote by telephone or internet.

If you have already returned the white proxy, you can effectively revoke it by voting the GOLD
Proxy. Only your latest-dated proxy will be counted.

If you have any questions or need assistance in voting the GOLD Proxy, please contact our proxy solicitor, Okapi Partners, at the toll-free number or email address listed below.

Call Toll-Free: 1-877-259-6290
Or
Email:   info@okapipartners.com